United Security Bancshares Reports 2nd Quarter Financial Results

FRESNO, CA - July 18, 2024. United Security Bancshares (Nasdaq: UBFO) today announced its unaudited financial results for the quarter and six months ended June 30, 2024. The Company reported net income of $4.3 million, or $0.25 per basic and diluted share, for the quarter ended June 30, 2024, compared to $4.4 million, or $0.26 per basic and diluted share, for the quarter ended June 30, 2023.

Second Quarter 2024 Highlights (as of, or for, the quarter ended June 30, 2024, except where noted):
▪Net interest margin decreased to 4.28% for the quarter ended June 30, 2024, compared to 4.35% for the quarter ended June 30, 2023.
▪Annualized average cost of funds, including short-term borrowings, was 1.24% for the quarter ended June 30, 2024, compared to 0.85% for the quarter ended June 30, 2023.
▪Net income for the quarter decreased 2.72% to $4.3 million, compared to $4.4 million for the quarter ended June 30, 2023.
▪Interest and fees on loans increased 0.35% to $13.6 million, as a result of increases in interest rates despite a decrease in average loan balances, compared to $13.5 million for the second quarter of 2023.
▪Interest expense increased 33.6% to $3.5 million, as a result of increases in short-term borrowing costs, compared to $2.6 million for the second quarter of 2023.
▪The total fair value of the junior subordinated debentures (TRUPs) changed by $104,000 during the quarter ended June 30, 2024. A loss of $225,000 was recorded through the income statement and a gain of $121,000 was recorded through accumulated other comprehensive income. For the quarter ended June 30, 2023, the net $312,000 fair value gain was separately presented as a $75,000 loss recorded through the income statement and a $387,000 gain recorded through accumulated other comprehensive income.
▪The Company recorded a provision for credit losses of $19,000 for the quarter ended June 30, 2024, compared to $1.1 million for the quarter ended June 30, 2023.
▪Net interest income before the provision for credit losses decreased 7.85% to $11.5 million, compared to $12.5 million for the quarter ended June 30, 2023.
▪Annualized return on average assets (ROAA) increased to 1.45%, compared to 1.40% for the quarter ended June 30, 2023.
▪Annualized return on average equity (ROAE) decreased to 13.79%, compared to 16.49% for the quarter ended June 30, 2023.
▪The Company had remaining available secured lines of credit of $592.6 million, available unsecured lines of credit of $67.0 million, unpledged investment securities of $80.9 million, and cash and cash equivalents of $38.8 million as of June 30, 2024. Short-term borrowings totaled $63.0 million at June 30, 2024, compared to $62.0 million at December 31, 2023.
▪Total loans, net of unearned fees, increased 3.19% to $949.4 million, compared to $920.0 million at December 31, 2023.
▪Total investments decreased 9.91% to $166.3 million, compared to $184.6 million at December 31, 2023.
▪Total deposits increased 0.2% to $1.01 billion, compared to $1.00 billion at December 31, 2023.
▪Net charge-offs totaled $352,000 for the quarter ended June 30, 2024, compared to $469,000 for the quarter ended June 30, 2023.
▪The allowance for credit losses as a percentage of gross loans decreased to 1.61%, compared to 1.70% at December 31, 2023.
▪Book value per share increased to $7.35, compared to $7.14 at December 31, 2023.
▪Capital position remains well-capitalized with a 12.71% Tier 1 Leverage Ratio compared to 11.82% as of December 31, 2023.

Dennis Woods, President and Chief Executive Officer, stated, “We have largely completed the migration of all of our computers and servers to offsite data warehouses to provide 24/7 security from hackers and power interruptions. Also, during these moves, we have significantly increased our IT capacity which will provide for continued new growth. We are very pleased with the new pickup in loan growth, while at the same time being able to maintain our 4.28% net interest margin. Now we are just waiting on the Fed to lower interest rates to give consumers and small businesses some much-needed relief in their costs.”

Provided at the end of this press release is a reconciliation of Core Net Income, as a non-GAAP measure, to Net Income. This reconciliation excludes Non-Core items such as the Fair Value Adjustment for TRUPs. Management believes that financial results are more comparative excluding the impact of such non-core items.

Results of Operations

Quarter Ended June 30, 2024:

For the quarter ended June 30, 2024, the Company reported net income of $4.3 million and earnings per basic and diluted share of $0.25, compared to net income of $4.4 million and $0.26 per basic and diluted share for the quarter ended June 30, 2023. Net income for the quarter ended March 31, 2024, was $4.2 million and $0.24 per basic and diluted share. Net income for the quarter ended June 30, 2024, decreased 2.7% when compared to the quarter ended June 30, 2023. The decrease is primarily the result of an increase of $955,000 in interest expense on short-term borrowings and an increase of $601,000 in professional fees, partially offset by a $1.1 million decrease in the provision for credit losses and a $573,000 gain on proceeds from life insurance. ROAE for the quarter ended June 30, 2024 was 13.79%, compared to 16.49% for the quarter ended June 30, 2023. ROAA was 1.45% for the quarter ended June 30, 2024, compared to 1.40% for the quarter ended June 30, 2023. Both ratios were impacted by the decrease in net income in the second quarter of 2024 compared to the second quarter of 2023.
The annualized average cost of deposits was 0.79% for the quarter ended June 30, 2024, compared to 0.71% for the quarter ended June 30, 2023. Average interest-bearing deposits decreased 15.7% between the periods ended June 30, 2023 and 2024, from $704.7 million to $594.1 million, respectively. The annualized average cost of funds was 1.24% for the quarter ended June 30, 2024, compared to 0.85% for the quarter ended June 30, 2023. The increase was due to increases in rates paid on deposits.

Net interest income, before the provision for credit losses, was $11.5 million for the quarter ended June 30, 2024, representing a $982,000, or 7.9%, decrease from the $12.5 million reported at June 30, 2023. The decrease in net interest income was driven by increases in interest expense on short-term borrowings, offset by increases in loan-interest income and decreases in interest expense on deposits. The Company’s net interest margin of 4.28% for the quarter ended June 30, 2024, decreased from 4.35% for the quarter ended June 30, 2023. The decrease in the net interest margin is due to increases in average rates paid on deposits and increases in short-term borrowings, partially offset by increases in yields on loans and investment securities. Net interest income for the quarter ended June 30, 2024, before the provision for credit losses, decreased $192,000 from the $11.7 million reported during the quarter ended March 31, 2024. This was primarily due to increases in deposit and short-term borrowing expenses.

Noninterest income for the quarter ended June 30, 2024, totaled $1.5 million, an increase of $506,000 from the $1.0 million in non-interest income reported for the quarter ended June 30, 2023. The increase is primarily attributed to a $573,000 gain on proceeds from life insurance. Noninterest income increased $464,000 from the $1.1 million reported for the quarter ended March 31, 2024. This was primarily due to the gain on proceeds from life insurance.

Noninterest expense for the quarter ended June 30, 2024, totaled $7.0 million, reflecting a $766,000 increase over the $6.2 million reported for the quarter ended June 30, 2023, and a $235,000 increase from the $6.7 million reported from the quarter ended March 31, 2024. The increase between the quarters ended June 30, 2024 and 2023 resulted partially from increases of $601,000 in professional fees. The increase in professional fees was due to increases in service contracts and consulting services.

The efficiency ratio for the quarter ended June 30, 2024, increased to 53.49%, compared to 45.76% for the quarter ended June 30, 2023. This deterioration was due to a combination of a decrease in net interest income resulting from increased short-term borrowing expenses and an increase in noninterest expense.

The Company recorded an income tax provision of $1.75 million for the quarter ended June 30, 2024, compared to $1.80 million for the quarter ended June 30, 2023, and $1.70 million for the quarter ended March 31, 2024. The effective tax rate for the quarter ended June 30, 2024, was 28.94%, compared to 29.0% and 28.9% for the quarters ended June 30, 2023, and March 31, 2024, respectively.

Six months ended June 30, 2024:

Net income for the six months ended June 30, 2024, decreased 19.8% to $8.5 million, compared to net income of $10.5 million for the six months ended June 30, 2023. The decrease is primarily the result of a $2.1 million increase in interest expense on short-term borrowings and a $294,000 increase in interest expense on deposits, partially offset by an increase of $527,000 in loan interest income and fees, an $875,000 decrease in the provision for income taxes, and a gain of $573,000 recorded on proceeds from life insurance. ROAE for the six months ended June 30, 2024 was 13.64%, compared to 19.32% for the six months ended June 30, 2023. ROAA was 1.42% for the six months ended June 30, 2024, compared to 1.68% for the six months ended June 30, 2023. Both ratios were impacted by the decrease in net income in 2024 compared to 2023.

The annualized average cost of deposits was 0.75% for the six months ended June 30, 2024, compared to 0.58% for the six months ended June 30, 2023. Average interest-bearing deposits decreased 14.3% between the periods ended June 30, 2023, and 2024, from $697.3 million to $597.6 million, respectively. The annualized average cost of funds was 1.19% for the six months ended June 30, 2024, compared to 0.68% for the six months ended June 30, 2023. The increase was primarily due to increases in rates paid on deposits and short-term borrowings.

Net interest income before the provision for credit losses for the six months ended June 30, 2024, totaled $23.2 million, a decrease of $2.2 million, or 7.85%, from the $25.4 million reported for the same period ended June 30, 2023. The Company’s net interest margin of 4.31% for the six months ended June 30, 2024, decreased from 4.43% for the six months ended June 30, 2023. The decrease in the net interest margin is due to increases in average deposit costs and short-term borrowing costs and was partially offset by increases in yields on investment securities and loans. Loan yields increased from 5.67% to 5.99% between the two periods while the cost of interest-bearing liabilities increased from 1.16% to 1.89% between the two periods.

Noninterest income for the six months ended June 30, 2024, totaled $2.6 million, an increase of $111,000 when compared to the $2.5 million reported for the six months ended June 30, 2023. This increase resulted primarily from a gain of $573,000 recorded on proceeds from life insurance, offset by a $778,000 change in the fair value of TRUPs. For the six months ended June 30, 2024, a loss on the fair value of TRUPs of $520,000 was recorded, compared to a gain of $258,000 for the same period in 2023. The change in the fair value of TRUPs reflected in noninterest income was caused by fluctuations in the Secured Overnight Financing Rate (SOFR) yield curve. Other noninterest income increased $365,000 between the two periods.

For the six months ended June 30, 2024, noninterest expense totaled $13.7 million, an increase of $1.3 million compared to $12.4 million for the six months ended June 30, 2023. On a year-over-year comparative basis, noninterest expense increased due to increases of $943,000 in professional fees and $327,000 in salaries and employee benefits. Professional fees increased primarily due to increases in service contract expense related to information technology services. Salaries and employee benefits expense increased due to increases in salaries, 401(k) expenses, and stock compensation expense.

The efficiency ratio for the six months ended June 30, 2024, increased to 53.22%, compared to 44.59% for the six months ended June 30, 2023. This deterioration was due to a combination of a decrease in net interest income resulting from increased short-term borrowing and deposit expenses and an increase in noninterest expense.

The Company recorded an income tax provision of $3.4 million for the six months ended June 30, 2024, compared to $4.3 million for the same period in 2023. The effective tax rate for the six months ended June 30, 2024, was 28.9%, compared to 29.1% for the six months ended June 30, 2023.

Balance Sheet Review

Total assets increased $8.8 million, or 0.7%, between December 31, 2023, and June 30, 2024. Gross loan balances increased $29.6 million, investment securities decreased $18.3 million, and overnight balances held at the Federal Reserve Bank increased $2.5 million. Increases in gross loans included increases of $47.6 million in real estate mortgage loans, $5.6 million in commercial and industrial loans, and $3.8 million in agricultural loans, and was offset by decreases of $25.6 million in real estate construction and development loans and $2.1 million in installment loans. Declines in the investment portfolio were partially the result of the maturity of $12.5 million in treasury securities and $5.6 million in paydowns. Total cash and cash equivalents decreased $2.0 million between December 31, 2023, and June 30, 2024. Unfunded loan commitments decreased from $183.5 million at December 31, 2023, to $165.7 million at June 30, 2024. OREO balances totaled $4.6 million at December 31, 2023, and June 30, 2024.

Total deposits increased $2.1 million, or 0.2%, to $1.0 billion during the six months ended June 30, 2024. This was due to increases of $32.5 million in interest-bearing deposits, offset by decreases of $30.3 million in noninterest-bearing deposits. Included in the increase in interest-bearing deposits are $50.0 million in brokered DDA accounts purchased during the second quarter of 2024. NOW and money market accounts increased $36.5 million, time deposits increased $2.5 million, and savings accounts decreased $6.5 million. In total, NOW, money market and savings accounts increased 5.7% to $559.4 million at June 30, 2024, compared to $529.4 million at December 31, 2023. Noninterest-bearing deposits decreased 7.5% to $372.9 million at June 30, 2024, compared to $403.2 million at December 31, 2023. Core deposits, which are comprised of noninterest-bearing deposits, NOW, money market, savings accounts, and time deposits less than $250,000, decreased $2.8 million.

Shareholders’ equity at June 30, 2024, totaled $127.4 million, an increase of $4.8 million from the $122.5 million reported at December 31, 2023. The increase in equity was the result of $8.5 million in net income and a decrease of $165,000 in accumulated other comprehensive loss, partially offset by $4.2 million in dividend payments. At June 30, 2024, accumulated other comprehensive loss totaled $14.9 million, compared to $15.0 million at December 31, 2023. The decrease in accumulated other comprehensive loss was primarily the result of an increase of $194,000 in the fair value of TRUPs, net of tax, partially offset by an increase of $43,000 in net unrealized losses on investment securities. The increase in the fair value of TRUPs was caused by changes in market credit spreads during the six months ended June 30, 2024. Changes in unrealized losses on the investment portfolio are attributed to changes in interest rates, not credit quality. The Company does not intend to sell, and it is more likely than not that it will not be required to sell, any securities held at an unrealized loss.

The Board of Directors of United Security Bancshares declared a cash dividend on common stock of $0.12 per share on June 25, 2024. The dividend is payable on July 23, 2024, to shareholders of record as of July 8, 2024, and is included in other liabilities as of June 30, 2024. No assurances can be provided as to the amount and/or declaration and payment of future dividends, if any. The Company continues to be well-capitalized and expects to maintain adequate capital levels.

Credit Quality

The Company recorded a provision for credit losses of $192,000 for the six months ended June 30, 2024, compared to a provision of $598,000 for the six months ended June 30, 2023. The provision recorded during 2024 was primarily driven by charge-offs within the student loan portfolio. Net loan charge-offs totaled $641,000 for the six months ended June 30, 2024, compared to $902,000 for the six months ended June 30, 2023, and related primarily to student loans for both periods.

The Company’s allowance for credit losses totaled 1.61% of the loan portfolio at June 30, 2024, compared to 1.70% at December 31, 2023. Management considers the allowance for credit losses at June 30, 2024 to be adequate.

Non-performing assets, comprised of nonaccrual loans, loan modifications, other real estate owned through foreclosure (OREO), and loans more than 90 days past due and still accruing interest, increased $844,000 between December 31, 2023, and June 30, 2024, to $17.3 million. As a percentage of total assets, non-performing assets increased from 1.36% at December 31, 2023, to 1.42% at June 30, 2024. The increase in non-performing assets is primarily attributed to an increase of $652,000 in nonaccrual loans, an increase of $100,000 in loans past due more than 90 days and still accruing, and the addition of one loan modification with a balance of $92,000. OREO balances remained at $4.6 million at June 30, 2024, and December 31, 2023.

About United Security Bancshares

United Security Bancshares (NASDAQ: UBFO) is the holding company for United Security Bank, which was founded in 1987. United Security Bank is headquartered in Fresno and operates 13 full-service branch offices in Fresno, Bakersfield, Campbell, Caruthers, Coalinga, Firebaugh, Fowler, Mendota, Oakhurst, San Joaquin, and Taft, California. Additionally, United Security Bank operates Commercial Real Estate Construction, Commercial Lending, and Consumer Lending departments. For more information, please visit www.unitedsecuritybank.com.

Non-GAAP Financial Measures

This press release and the accompanying financial tables contain a non-GAAP financial measure (net income before non-Core) within the meaning of the Securities and Exchange Commission’s Regulation G. In the accompanying financial table, the Company has provided a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure. The Company’s management believes that this non-GAAP financial measure provides useful information about the Company’s results of operations and/or financial position to both investors and management. The Company provides this non-GAAP financial measure to investors to assist them in performing their analysis of its historical operating results. The non-GAAP financial measure shows the Company’s operating results before consideration of certain adjustments and, consequently, this non-GAAP financial measure should not be construed as an alternative to net income as an indicator of the Company’s operating performance, as determined in accordance with GAAP. The Company may calculate this non-GAAP financial measure differently than other companies.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are based on management’s knowledge and belief as of today and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements are subject to risks and uncertainties and actual results may differ materially from those presented. Factors that might cause such differences, some of which are beyond the Company’s ability to control or predict, include, but are not limited to: (1) adverse developments with respect to U.S. or global economic conditions and other uncertainties, including the impact of supply chain disruptions, inflationary pressures, labor shortages, and global conflict and unrest; (2) the impact of natural disasters, droughts, earthquakes, floods, wildfires, terrorist attacks, health epidemics, and threats of war or actual war, including current military actions involving the Russian Federation and Ukraine and the conflict in the Middle East, which may impact the local economy and/or the condition of real estate collateral; (3) changes in general economic and financial market conditions, either nationally or locally; (4) fiscal policies of the U.S. government, including interest rate policies of the Board of Governors of the Federal Reserve System and the resulting impact on the Company’s interest-rate sensitive assets and liabilities; (5) changes in banking laws or regulations and government policies that could lead to a tightening of credit and/or a requirement that the Company raise additional capital; (6) increased competition in the Company’s markets, impacting the ability to execute its business plans; (7) loss of, or inability to attract, key personnel; (8) unanticipated deterioration in the loan portfolio, credit losses, and the sufficiency of our allowance for credit losses; (9) the ability to grow our loan portfolio due to constraints on concentrations of credit; (10) the impact of technological changes and the ability to develop and maintain secure and reliable electronic systems including failures in or breaches of the Company’s operational and/or security systems or infrastructure; (11) the failure to maintain effective controls over financial reporting; (12) risks related to the sufficiency of liquidity, including the quality and quantity of the Company’s deposits and the ability to attract and retain deposits and other sources of funding and liquidity; (13) adverse developments in the financial services industry generally, such as the bank failures in 2023 and 2024 and any related impact on depositor behavior or investor sentiment; (14) the possibility that the recorded goodwill could become impaired which may have an adverse impact on earnings and capital; (15) asset/liability matching risks; and (16) changes in accounting policies or procedures.

The Company does not undertake (and expressly disclaims) any obligation to publicly revise or update these forward-looking statements to reflect subsequent events or circumstances except as may be required by law. For a more complete discussion of these risks and uncertainties, see the Company’s Annual Report on Form 10-K, for the year ended December 31, 2023, and particularly the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Readers should carefully review all disclosures the Company files from time to time with the Securities and Exchange Commission.

United Security Bancshares
Consolidated Balance Sheets (unaudited)
(In thousands, except share data)	June 30, 2024	December 31, 2023
Assets
Cash and non-interest-bearing deposits in other banks	$36,002	$40,577
Deposits in Federal Reserve Bank (FRB)	2,755	207
Cash and cash equivalents	38,757	40,784
Investment securities (at fair value)
Available-for-sale (AFS) debt securities net of allowance for credit losses of $0 (amortized cost of $186,101 and $204,389, respectively)	162,916	181,266
Marketable equity securities	3,400	3,354
Total investment securities	166,316	184,620
Loans	950,970	921,341
Unearned fees and unamortized loan origination costs - net	(1,557)	(1,299)
Allowance for credit losses	(15,323)	(15,658)
Net loans	934,090	904,384
Premises and equipment - net	9,126	9,098
Accrued interest receivable	8,036	7,928
Other real estate owned (OREO)	4,582	4,582
Goodwill	4,488	4,488
Deferred tax assets - net	14,139	14,055
Cash surrender value of life insurance - net	20,409	21,954
Investment in limited partnerships	3,400	3,200
Operating lease right-of-use assets	3,325	1,338
Other assets	13,154	14,614
Total assets	$1,219,822	$1,211,045
Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$372,886	$403,225
Interest-bearing	633,728	601,252
Total deposits	1,006,614	1,004,477
Short-term borrowings	63,000	62,000
Operating lease liabilities	3,417	1,437
Other liabilities	7,987	9,376
Junior subordinated debentures (at fair value)	11,454	11,213
Total liabilities	1,092,472	1,088,503
Shareholders’ Equity
Common stock, no par value; 20,000,000 shares authorized; issued and outstanding: 17,322,758 at June 30, 2024 and 17,167,895 at December 31, 2023	60,938	60,585
Retained earnings	81,285	76,995
Accumulated other comprehensive loss, net of tax	(14,873)	(15,038)
Total shareholders’ equity	127,350	122,542
Total liabilities and shareholders’ equity	$1,219,822	$1,211,045

United Security Bancshares
Consolidated Statements of Income (unaudited)	Three Months Ended			Six Months Ended
(In thousands, except share and per-share data)	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Interest Income:
Interest and fees on loans	$13,576	$13,481	$13,529	$27,056	$26,529
Interest on investment securities	1,303	1,354	1,501	2,657	3,002
Interest on deposits in FRB	93	44	56	137	114
Total interest income	14,972	14,879	15,086	29,850	29,645
Interest Expense:
Interest on deposits	1,857	1,723	1,944	3,581	3,287
Interest on other borrowed funds	1,593	1,442	638	3,036	909
Total interest expense	3,450	3,165	2,582	6,617	4,196
Net Interest Income	11,522	11,714	12,504	23,233	25,449
Provision for Credit Losses	19	173	1,091	192	598
Net Interest Income after Provision for Credit Losses	11,503	11,541	11,413	23,041	24,851
Noninterest Income:
Customer service fees	718	706	767	1,424	1,501
Increase in cash surrender value of bank-owned life insurance	130	137	171	267	303
Unrealized gain (loss) on fair value of marketable equity securities	4	43	(50)	46	(7)
Gain on proceeds from bank-owned life insurance	573	—	—	573	—
(Loss) gain on fair value of junior subordinated debentures	(225)	(294)	(75)	(520)	258
Gain on sale of assets	—	11	—	11	—
Other	317	450	198	770	405
Total noninterest income	1,517	1,053	1,011	2,571	2,460
Noninterest Expense:
Salaries and employee benefits	3,390	3,498	3,301	6,888	6,561
Occupancy expense	884	858	858	1,741	1,820
Data processing	198	111	205	309	379
Professional fees	1,511	1,225	910	2,735	1,792
Regulatory assessments	162	173	193	335	385
Director fees	103	128	106	232	216
Correspondent bank service charges	11	12	19	23	38
Net cost (gain) of operation of OREO	64	(12)	58	52	96
Other	650	745	557	1,393	1,161
Total noninterest expense	6,973	6,738	6,207	13,708	12,448
Income Before Provision for Taxes	6,047	5,856	6,217	11,904	14,863
Provision for Taxes on Income	1,750	1,695	1,800	3,446	4,321
Net Income	$4,297	$4,161	$4,417	$8,458	$10,542
Net income per common share
Basic	$0.25	$0.24	$0.26	$0.49	$0.62
Diluted	$0.25	$0.24	$0.26	$0.49	$0.62
Weighted average common shares outstanding
Basic	17,186,266	17,170,907	17,102,740	17,178,566	17,089,693
Diluted	17,187,266	17,171,642	17,114,740	17,179,301	17,103,601

United Security Bancshares
Average Balances and Rates (unaudited)	Three Months Ended			Six Months Ended
(In thousands)	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Average Balances:
Loans (1)	$910,404	$904,392	$941,470	$907,649	$944,262
Investment securities	165,550	177,276	207,639	171,413	209,571
Interest-bearing deposits in other banks	6,795	3,218	3,674	5,007	4,578
Total interest-earning assets	1,082,749	1,084,886	1,152,783	1,084,069	1,158,411
Allowance for credit losses	(15,454)	(15,671)	(15,644)	(15,563)	(15,984)
Nonaccrual loans	11,938	12,083	13,164	11,759	13,358
Cash and non-interest-bearing deposits in other banks	33,732	31,564	36,883	32,648	36,448
Other real estate owned	4,582	4,582	4,582	4,582	4,582
Other non-earning assets	77,364	75,864	78,381	76,614	75,396
Total average assets	$1,194,911	$1,193,308	$1,270,149	$1,194,109	$1,272,211

Interest-bearing deposits	$594,138	$601,036	$704,747	$597,587	$697,268
Junior subordinated debentures	12,464	12,464	12,464	12,464	12,464
Short-term borrowings	102,469	85,436	33,602	93,953	20,619
Total interest-bearing liabilities	709,071	698,936	750,813	704,004	730,351
Noninterest-bearing deposits	350,911	361,671	390,953	356,364	418,092
Other liabilities	9,570	8,773	20,653	9,098	13,431
Total liabilities	1,069,552	1,069,380	1,162,419	1,069,466	1,161,874
Total equity	125,359	123,928	107,730	124,643	110,337
Total liabilities and equity	$1,194,911	$1,193,308	$1,270,149	$1,194,109	$1,272,211

Average Rates:
Loans (1)	6.00%	6.00%	5.76%	5.99%	5.67%
Investment securities	3.17%	3.07%	2.90%	3.12%	2.89%
Interest-bearing deposits in other banks	5.50%	5.50%	6.11%	5.50%	5.02%
Total earning assets	5.56%	5.52%	5.25%	5.54%	5.16%
Interest bearing deposits	1.26%	1.15%	1.11%	1.21%	0.95%
Total deposits	0.79%	0.72%	0.71%	0.75%	0.58%
Short-term borrowings	5.44%	5.80%	5.20%	5.61%	5.20%
Junior subordinated debentures	6.71%	6.74%	6.31%	6.73%	6.10%
Total interest-bearing liabilities	1.96%	1.82%	1.38%	1.89%	1.16%
Net interest margin (2)	4.28%	4.35%	4.35%	4.31%	4.43%
(1) Average loans do not include nonaccrual loans but do include interest income recovered from previously charged-off loans, unearned fees, and unamortized loan origination costs.
(2) Net interest margin is computed by dividing annualized net interest income by average interest-earning assets.

United Security Bancshares
Condensed - Consolidated Balance Sheets (unaudited)
(In thousands)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Cash and cash equivalents	$38,757	$43,004	$40,784	$35,297	$58,403
Investment securities	166,316	168,563	184,620	187,857	205,521
Loans, net of unearned fees and unamortized loan origination costs	949,413	929,413	920,042	972,871	960,121
Allowance for credit losses	(15,323)	(15,451)	(15,658)	(15,649)	(16,110)
Net loans	934,090	913,962	904,384	957,222	944,011
Other assets	80,659	80,875	81,257	92,716	80,884
Total assets	$1,219,822	$1,206,404	$1,211,045	$1,273,092	$1,288,819

Non-interest-bearing deposits	$372,886	$353,151	$403,225	$386,258	$476,387
Interest-bearing deposits	633,728	602,783	601,252	601,373	570,167
Total deposits	1,006,614	955,934	1,004,477	987,631	1,046,554
Other liabilities	85,858	126,286	84,026	170,433	126,585
Total liabilities	1,092,472	1,082,220	1,088,503	1,158,064	1,173,139
Total shareholders’ equity	127,350	124,184	122,542	115,028	115,680
Total liabilities and shareholder’s equity	$1,219,822	$1,206,404	$1,211,045	$1,273,092	$1,288,819

United Security Bancshares
Condensed - Consolidated Statements of Income (unaudited)
	For the Quarters Ended:
(In thousands)	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
Total interest income	$14,972	$14,879	$15,405	$15,328	$15,086
Total interest expense	3,450	3,165	3,454	3,407	2,582
Net interest income	11,522	11,714	11,951	11,921	12,504
Provision for credit losses	19	173	873	—	1,091
Net interest income after provision for credit losses	11,503	11,541	11,078	11,921	11,413
Total non-interest income	1,517	1,053	2,997	114	1,011
Total non-interest expense	6,973	6,738	6,872	6,625	6,207
Income before provision for taxes	6,047	5,856	7,203	5,410	6,217
Provision for taxes on income	1,750	1,695	1,803	1,557	1,800
Net income	$4,297	$4,161	$5,400	$3,853	$4,417

United Security Bancshares
Nonperforming Assets (unaudited)
(Dollars in thousands)	June 30, 2024	December 31, 2023
Real estate - construction and development	$12,080	$11,403
Agricultural	20	45
Total nonaccrual loans	12,100	11,448
Loans past due 90 days and still accruing	526	426
Loan modifications	92	—
Total nonperforming loans	12,718	11,874
Other real estate owned	4,582	4,582
Total nonperforming assets	$17,300	$16,456

Nonperforming loans to total gross loans	1.34%	1.29%
Nonperforming assets to total assets	1.42%	1.36%
Allowance for credit losses to nonperforming loans	120.48%	131.87%

United Security Bancshares
Selected Financial Data (unaudited)
	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Return on average assets	1.45%	1.40%	1.42%	1.68%
Return on average equity	13.79%	16.49%	13.64%	19.32%
Efficiency ratio (1)	53.49%	45.76%	53.22%	44.59%
Annualized net charge-offs to average loans	0.16%	0.20%	0.14%	0.19%

			June 30, 2024	December 31, 2023
Shares outstanding - period end			17,322,758	17,167,895
Book value per share			$7.35	$7.14
Tangible book value per share			$7.09	$6.88
Net loan-to-deposit ratio			92.80%	90.04%
Allowance for credit losses to total loans			1.61%	1.70%
Tier 1 capital to adjusted average assets (leverage ratio):
Company			12.71%	11.82%
Bank			12.67%	11.83%
(1) Efficiency ratio is total noninterest expense divided by net interest income before provision for credit losses plus total noninterest income.

United Security Bancshares
Net Income before Non-Core Reconciliation
Non-GAAP Information (unaudited)
	Six months ended June 30,
(Dollars in thousands)	2024	2023	Change $	Change %
Net income	$8,458	$10,542	$(2,084)	(19.8)%
Junior subordinated debenture (TRUPs) fair value adjustment (1)	(520)	258
Income tax effect	154	(75)
Non-core items net of taxes	(366)	183
Non-GAAP core net income	$8,824	$10,359	$(1,535)	(14.8)%

(1)Junior subordinated debenture fair value adjustment is not part of core income and depending upon market rates, can add to or subtract from core income and mask non-GAAP core income change.